Exhibit 99.1

Adherex Technologies. - Restatement of June 30, 2010 Interim Unaudited Consolidated Financial Statements
Chapel Hill, North Carolina, November, 1, 2010 /CNW/ - Adherex Technologies Inc. (TSX:AHX, Pink Sheets: ADHXF), a biopharmaceutical company dedicated to providing innovative therapies that improve the life of cancer patients, announces the restatement of its interim unaudited condensed consolidated financial statements for the period ending June 30, 2010 and Interim MD&A to accurately reflect (1) the stock-based compensation for 67,692,821 stock options with service inception in June 2010 vesting immediately upon option grant; (2) the classification of the Company's 240,066,664 warrants as derivative financial instruments and recorded at their fair value as a long term liability on the Company's balance sheet; and (3) an accrual for professional services to be rendered to the Company.   The stock-based compensation has been adjusted to a recorded expense for the period ending June 30, 2010 as a result of a service inception date of June 24, 2010 for employment and independent board agreements with option grants subject to shareholder approval received on June 24, 2010.  Under FASB ASC 815-40, the warrants issued as part of the Company's first closing of the private placement on April 30, 2010 have been treated as derivative financial instruments and recorded at their fair value as a liability.   The restatement increases the Company's net loss and comprehensive loss for the three and six months ended June 30, 2010 by $2,135,000. The Company's cash and cash equivalents reported at June 30, 2010 remains the same at $7,152,000.
This restatement of the financial results reflects the determination made by the Audit Committee and the Board of Directors of the Company on November 1, 2010, after consultation with management and in consultation with the Company’s auditors in connection with the review by the Company’s auditors of the financial statements for the three and six month periods ended June 30, 2010.
The following table presents the impact of the restatement on the Company's previously reported financial statements for the three and six months ended June 30, 2010:
(U.S. Dollars and shares in thousands, except per share amounts)

	As previously
	reported	Adjustment	Restated
	$	$	$
Consolidated Balance Sheet as at June 30, 2010

Current liabilities	359	11	370
Derivative liabilities	0	7,262	7,262
Common stock	72,119	(7,190)	64,929
Additional paid in capital	35,225	2,053	37,278
Deficit	(101,791)	(2,135)	(103,926)
Total stockholders' equity	6,796	(7,272)	(476)

Consolidated Statements of Loss, Comprehensive Loss and Deficit

Three months ended June 30, 2010
General and administrative expense	296	2,063	2,359
Unrealized gain (loss) on derivative	0	(72)	(72)
Net loss and comprehensive loss	(433)	(2,135)	(2,569)
Net loss per share	(0.00)	(0.01)	(0.01)

Six months ended June 30, 2010
General and administrative expense	499	2,063	2,563
Unrealized gain (loss) on derivative	0	(72)	(72)
Net loss and comprehensive loss	(800)	(2,135)	(2,935)
Net loss per share	(0.00)	(0.01)	(0.01)

About Adherex Technologies
Adherex Technologies Inc. is a biopharmaceutical company focused on the development of eniluracil and 5-fluorouaricil.
For further information, please contact:
Rosty Raykov
Chief Executive Officer
Adherex Technologies Inc.
T: (919) 636-5144

Except for historical information described in this press release, all other statements are forward-looking.  Forward-looking statements are subject to certain risks and uncertainties inherent in the Company's business that could cause actual results to vary, including such risks that regulatory clinical and guideline developments may change, scientific data may not be sufficient to meet regulatory standards or receipt of required regulatory clearances or approvals, clinical results may not be replicated in actual patient settings, protection offered by the Company's patents and patent applications may be challenged, invalidated or circumvented by its competitors, the available market for the Company's products will not be as large as expected, the Company's products will not be able to penetrate one or more targeted markets, revenues will not be sufficient to fund further development and clinical studies, the Company may not meet its future capital needs, and its ability to obtain additional funding, as well as uncertainties relative to varying product formulations and a multitude of diverse regulatory and marketing requirements in different countries and municipalities, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission including its Annual Report on Form 10-K for the year ended December 31, 2009. Adherex Technologies, Inc. disclaims any obligation to update these forward-looking statements except as required by law.
For a more detailed discussion of related risk factors, please refer to our public filings available at www.sec.gov and www.sedar.com.